                                                                 Exhibit 99.1

Contact Information:

CCG Investor Relations                                        Perini Corporation
15300 Ventura Boulevard, Suite 303                            73 Mount Wayte Ave.
Sherman Oaks, CA 91403                                        Framingham, MA 01701
(818) 789-0100                                                (508) 628-2295
Crocker Coulson, Partner                                      Robert Band, President

FOR IMMEDIATE RELEASE

Perini Corporation Announces Q3 2003 Results

  Year-to-date basic earnings per share of $1.20 in 2003 vs. $0.53 in 2002; favorably impacted by tender offer
  Q3 net income of $6.4 million
  Year-to-date net income of $21.4 million; includes recognition of $7.0 million federal tax benefit
  Year-to-date backlog increased 34% to $1.33 billion

Framingham, MA – November 6, 2003 – Perini Corporation (AMEX: PCR), a leading building, civil construction and construction management company, today reported results for the third quarter ended September 30, 2003.

Net income was $6.4 million for the third quarter of 2003, as compared to third quarter net income of $3.6 million in 2002. Basic earnings per common share were $0.29 for the third quarter of 2003, as compared to $0.14 for the third quarter of 2002. Diluted earnings per common share were $0.28 for the third quarter of 2003, as compared to $0.14 for the third quarter of 2002. Earnings per share calculations for the third quarter of 2003 were favorably impacted by $0.03 per share due to the reversal of a pro rata portion of accumulated but unpaid dividends on the Company’s $21.25 Preferred Stock as a result of the tender offer. Revenues from construction operations totaled $295.9 million for the third quarter of 2003, as compared with $232.8 million for the third quarter of 2002.

For the first nine months of 2003, net income was $21.4 million, as compared to $13.5 million for the first nine months of 2002. Basic earnings per common share were $1.20 for the first nine months of 2003, as compared to $0.53 for the first nine months of 2002. Diluted earnings per common share were $1.17 for the first nine months of 2003, as compared to $0.52 for the first nine months of 2002. Basic and diluted earnings per share calculations for the first nine months of 2003 were favorably impacted by $0.32 and $0.31 per share, respectively, due to the reversal of a pro rata portion of accumulated but unpaid dividends on the Company’s $21.25 Preferred Stock as a result of the tender offer. Revenues from construction operations totaled $873.4 million for the first nine months of 2003, as compared with $822.5 million for the first nine months of 2002. Net income for the first nine months of 2003 includes the recognition of a $7.0 million federal tax benefit based on the expectation that the Company will be able to utilize an additional amount of its net operating loss carryforwards in future years.

The 2003 results were positively impacted by the inclusion of the operating results of James A. Cummings, Inc., an established building construction and construction management company based in Fort Lauderdale, Florida, which was acquired by the Company in January 2003.

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November 6, 2003                                                  Perini 3Q Results                                                  Page 2

Backlog increased to $1.33 Billion
The backlog of uncompleted construction work at September 30, 2003 was $1.33 billion compared to $1.12 billion a year ago and $990 million at December 31, 2002. The backlog at September 30, 2003 includes $162 million in backlog of James A. Cummings, Inc. Other new contract awards and adjustments to contracts in process added to the backlog during the third quarter of 2003 amounted to $384 million and include $128 million for work in the rebuilding of Iraq and Afghanistan; $91 million for work related to the Adriaen’s Landing mixed-use development in Hartford, Connecticut; and $85 million in hotel and casino work in California, Las Vegas and Cabo San Lucas, Mexico.

Financial Condition Remains Strong in 2003
The Company’s financial condition remained strong in the first nine months of 2003. Working capital increased from $115.9 million at December 31, 2002 to $122.1 million at September 30, 2003. Long-term debt increased from $12.1 million December 31, 2002 to $25.6 million at September 30, 2003 as the Company funded its acquisition of James A. Cummings, Inc. and its tender offer for its $21.25 Preferred Stock in part by drawing on its revolving credit facility. As previously announced, the Company completed a tender offer for Depositary Shares representing shares of its $21.25 Preferred Stock whereby the Company purchased 440,627 Depositary Shares for a cash price of $25.00 per Share (representing approximately 44.1% of the outstanding $21.25 Preferred Stock).

Robert Band, President and Chief Operating Officer stated that, “We are pleased to report a strong profit performance for the third quarter of 2003. Our building and management services operations contributed significantly to our third quarter and year-to-date earnings as a result of favorable experience in their core niche markets – gaming and hospitality, and construction management services to U.S. government agencies. As anticipated, we experienced an encouraging new work acquisition period in the third quarter resulting in an increase in backlog of $100 million as compared to June 30, 2003. New work opportunities and pending awards continue to remain at a high level. Also, the acquisition of James A. Cummings, Inc. in January continues to make a positive impact on our 2003 operating results and on our backlog of uncompleted construction work.” >

About Perini Corporation
Perini Corporation provides general contracting, including building and civil construction, and construction management and design-build services to private clients and public agencies in the United States and selected overseas locations. Perini is known for its hospitality and gaming industry projects, and for its corrections, health care, sports, entertainment and educational expertise, as well as large and complex civil construction projects.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; changes in federal and state appropriations for infrastructure projects; possible changes or developments in worldwide or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials. Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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November 6, 2003                                                  Perini 3Q Results                                                  Page 3

Perini Corporation (AMEX)
Summary of Consolidated Earnings
(Unaudited)
(In Thousands of Dollars)

                                                                   For the Three Months                 For the Nine Months
                                                                    Ended September 30,                 Ended September 30,
                                                              --------------------------------    ---------------------------------
                                                                     2003             2002               2003             2002
                                                              ---------------  ---------------    ---------------- ----------------
Revenue from Operations                                            $ 295,855        $ 232,805           $ 873,451        $ 822,482
                                                              ===============  ===============    ================ ================

Income before Income Taxes                                         $   6,361        $   3,844           $  15,023        $  14,100
Credit (Provision) for Income Taxes (a)                                   35             (200)              6,410             (551)
                                                              ---------------  ---------------    ---------------- ----------------
Net Income                                                         $   6,396        $   3,644           $  21,433        $  13,549
                                                              ===============  ===============    ================ ================

Basic Earnings per Common Share (b)                                $    0.29        $    0.14           $    1.20        $    0.53
                                                              ===============  ===============    ================ ================

Diluted Earnings per Common Share (b)                              $    0.28        $    0.14           $    1.17        $    0.52
                                                              ===============  ===============    ================ ================

(a) The credit for income taxes for the nine months ended September 30, 2003 is due primarily to the recognition of a $7.0 million federal tax benefit in accordance with FAS No. 109, "Accounting for Income Taxes" based on the expectation that the Company will be able to utilize an additional amount of its net operating loss carryforwards in future years. In addition, the credit (provision) for income taxes reflects a lower-than-normal tax rate in all periods presented due primarily to the realization of a portion of the federal tax benefit not recognized in prior years due to certain accounting limitations. Also, the provision for income taxes for the nine months ended September 30, 2002 reflects the reversal of the federal alternative minimum tax provided in 2001 which was no longer required based on the provisions of the Job Creation and Worker Assistance Act of 2002.

(b) Basic and Diluted Earnings per Common Share ("EPS") are calculated as follows:

                                                                               For the Three Months                   For the Nine Months
                                                                                Ended September 30,                   Ended September 30,
                                                                        ------------------------------------   -----------------------------------

                                                                                2003               2002                2003              2002
                                                                        ------------------ -----------------   ----------------- -----------------

Net income                                                                        $ 6,396           $ 3,644            $ 21,433          $ 13,549
Less - Dividends accrued on Preferred Stock                                          (308)             (532)             (1,356)           (1,594)
Plus - Reversal of dividends previously accrued on
       Preferred Stock based on results of 2003 tender offer                          596                 -               7,254                 -
                                                                        ------------------ -----------------   ----------------- -----------------

Total available for common stockholders                                           $ 6,684           $ 3,112            $ 27,331          $ 11,955
                                                                        ================== =================   ================= =================

Weighted average shares outstanding for basic EPS                              22,805,224        22,664,135          22,726,132        22,664,135

Effect of dilutive stock options outstanding                                    1,180,881            13,370             672,564           363,945
                                                                        ------------------ -----------------   ----------------- -----------------

Weighted average shares outstanding for diluted EPS                            23,986,105        22,677,505          23,398,696        23,028,080
                                                                        ------------------ -----------------   ----------------- -----------------

Basic earnings per common share                                                   $  0.29           $  0.14             $  1.20           $  0.53
                                                                        ================== =================   ================= =================

Diluted earnings per common share                                                 $  0.28           $  0.14             $  1.17           $  0.52
                                                                        ================== =================   ================= =================

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